Exhibit 99.1

NEOTHETICS ANNOUNCES ADJOURNMENT OF SPECIAL STOCKHOLDERS MEETING TO SOLICIT ADDITIONAL VOTES FOR MERGER WITH EVOFEM

SAN DIEGO – January 5, 2018 – Neothetics, Inc. (NASDAQ: NEOT) today announced that the Special Meeting of Stockholders held earlier today was convened and adjourned without any business being conducted other than the adjournment. The meeting will reconvene on Wednesday, January 17, 2018 at 8:00 a.m., local time, at the same location, 4365 Executive Drive, Suite 1100, San Diego, CA 92121. The record date for stockholders entitled to vote at the special meeting will remain December 13, 2017.

The adjournment will allow for the solicitation of additional votes on the proposals contained in Neothetics’ proxy statement/prospectus/information statement. While the merger with Evofem Biosciences, the reverse split, the name change, the opt out of Section 203 of the Delaware General Corporation Law and the issuance of the shares in the concurrent financing are all exceeding 98% approval based on votes cast to date, approval of more than 50% of all outstanding shares of Neothetics common stock is necessary to obtain a quorum and for the merger to go forward. At the meeting, it was deemed that the holders of a sufficient number of the Neothetics’ outstanding common stock have not yet submitted proxies to indicate how their shares should be voted and additional time was needed to collect the required votes.

During the period of the adjournment, Neothetics will continue to solicit proxies from its stockholders of record as of December 13, 2017. Neothetics has retained a proxy solicitor, Kingsdale Shareholder Services, to increase the outreach to a larger number of stockholders. Stockholders who have already voted do not need to recast their votes.

Neothetics stockholders should note that the merger proposal (Proposal 1), the reverse stock split proposal (Proposal 2), the name change proposal (Proposal 3), the Section 203 opt out proposal (Proposal 4) and the financing proposal (Proposal 5) must all be approved for the merger to be completed. If any of those proposals is not approved, the merger will not go forward. Failure to vote or an abstention from voting will have the same effect as a vote “AGAINST” the merger and related proposals. All stockholders are asked to vote “FOR” all proposals now. If you previously voted against any of these proposals and would now like to change your vote, you can do so by contacting Kingsdale Shareholder Service, Neothetics’ transfer agent.

How to Vote

If you are a Neothetics stockholder and you have questions or require assistance in submitting your proxy or voting your shares, please contact Neothetics’ transfer agent or proxy solicitor:

PHILADELPHIA STOCK TRANSFER

(866) 223-0448 (toll free)

(484) 416-3124 (collect)

Kingsdale Shareholder Services

(866) 851-3214 (toll free)

In addition, Neothetics’ proxy solicitor may contact stockholders on behalf of the Company. If you are a Neothetics stockholder and you have not yet voted, please anticipate and answer these incoming calls and messages.

About Neothetics

Neothetics is a San Diego based clinical-stage specialty pharmaceutical company that has been focused on developing therapeutics for the aesthetic market. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics. For more information on Neothetics, please visit www.neothetics.com.

About Evofem Biosciences

Evofem develops and anticipates commercializing innovative products that support and promote women as the primary healthcare consumer. Evofem is currently identifying and developing new and novel products that specifically address unmet needs in the areas of sexual and reproductive health, the prevention of acquisition of sexually transmitted infections and products that address or promote general health and wellbeing. For more information on Evofem, please visit www.evofem.com.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Neothetics has filed relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that contains a proxy statement, prospectus and information statement. The registration statement was declared effective by the SEC on December 12, 2017. The proxy statement/prospectus/information statement and other relevant materials, and any other documents filed by Neothetics with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Neothetics by directing a written request to: Neothetics, Inc. 9171 Towne Centre Drive, Suite 250, San Diego, CA 92122, Attn: Investor Relations. Investors and security holders of Neothetics and Evofem are urged to read the proxy statement/prospectus/information statement and other relevant materials before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Neothetics and its directors and executive officers and Evofem and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Neothetics and Evofem in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger is included in the proxy statement/prospectus/information statement referred to above. Additional information regarding the directors and executive officers of Neothetics is also included in Neothetics’ Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 23, 2017. These documents are available free of charge at the SEC web site (www.sec.gov) and from Investor Relations at Neothetics at the address described above.

Forward Looking Statements

Neothetics cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements regarding the structure, timing and completion of the proposed merger; expectations regarding adjournment and reconvening of the Neothetics special meeting of stockholders and stockholder approval of the meeting proposals; expectations regarding listing and trading of Neothetics’ common stock on the Nasdaq Capital Market and of the combined organization’s common stock on the Nasdaq Capital Market; the capitalization, resources, ownership structure of the combined organization; the nature, strategy and focus of the combined organization; the safety, efficacy and projected development timeline and commercial potential of any product candidates; the executive officer and board structure of the combined organization; and the expectations regarding voting by Neothetics stockholders. Neothetics and/or Evofem may not actually achieve the proposed merger, or any plans or product development goals in a timely manner, if at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed merger through the process being conducted by Neothetics and Evofem, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for combined company operations and to conduct or continue planned clinical development programs, the timing and ability of Neothetics or Evofem to raise additional equity capital to fund continued operations; the ability to successfully develop any of Neothetics’ and/or Evofem’s product candidates, and the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates that are safe and effective for use as human therapeutics. Risks and uncertainties facing Neothetics, Evofem and the combined organization and risks related to the proposed merger are described more fully in the proxy statement/prospectus/information statement referred to above. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Neither Neothetics nor Evofem undertakes any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

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